Exhibit 99.1

News Release

For Immediate Release on 12/18/08

ATP Oil & Gas Corporation, Houston Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Closes £265 Million Agreement with EDF for Portion of 2 North Sea Properties

Houston, Texas– December 18, 2008 (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) and its wholly owned subsidiary ATP Oil & Gas (UK) Limited today announced that they have closed the sale and purchase agreement for £265 million with EDF Production UK Limited (“EDF”), a subsidiary of EDF International of France, for certain of ATP’s UK assets in the North Sea. Effective July 1, 2008, the agreement transfers 80% of ATP’s UK interest in its Tors (a 68% working interest) and Wenlock (an 80% working interest) properties to EDF. In addition to this transaction, EDF has a later option for a period of sixty days to acquire the remaining ATP interests on terms similar to the original transaction. Pending the decision by EDF for the remaining 20%, ATP UK will remain as operator of both Tors and Wenlock.

T. Paul Bulmahn, Chairman and CEO of ATP, stated, “Closing a deal of this magnitude in these markets is a great testimony to the long-term vision of both ATP and EDF. We are pleased to have EDF as a partner in our North Sea production and development program. ATP will use 75% of the net proceeds from this transaction to reduce its debt. In addition, ATP will use the remaining proceeds to further its 2008 and 2009 development program and for other corporate purposes. Once again, this is testimony to the value created by the employees of ATP and in particular to the staff at ATP’s UK office.”

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and

ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com

Exhibit 99.1

uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We and our independent third party reservoir engineers use the terms “probable” and “possible” and we use the term “recoverable hydrocarbons” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves. All estimates of probable and possible reserves in this news release have been prepared by our independent third party engineers and all estimates of recoverable hydrocarbons have been prepared by management. More information about the risks and uncertainties relating to ATP’s forward-looking statements is found in our SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
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